SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K


                                 CURRENT REPORT
                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


                Date of Report (Date of earliest event reported):
                                 AUGUST 25, 2004


                          THE MANAGEMENT NETWORK GROUP
               (Exact name of company as specified in its charter)


          DELAWARE                     1-27617                 48-1129619
(State or other jurisdiction   (Commission file number)       (IRS Employer
            of incorporation)                             Identification Number)

           7300 COLLEGE BOULEVARD, SUITE 302, OVERLAND PARK, KS 66210
               (Address of principal executive offices) (Zip Code)


                                 (913) 345-9315
              (Registrant's telephone number, including area code)


                                 NOT APPLICABLE
          (Former name or former address if changed since last report)



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ITEM 8.01.   OTHER EVENTS

On August 25, 2004, we entered into a mediated settlement agreement to settle pending claims in litigation brought by us against a significant customer, WilTel, arising from a consulting services agreement.

On December 10, 1999, we entered into a consulting services agreement with WilTel under which WilTel committed to purchase an aggregate of up to $22 million of consulting services from us over a three year period commencing January 1, 2000. During fiscal year 2002, the agreement was extended for two additional years beyond the original term of the agreement. At the end of calendar year 2003, we invoiced WilTel for amounts due under the agreement. Such amounts were not paid when due and WilTel failed to cure such default after receiving a notice and opportunity to cure.

On March 4, 2004, we filed suit against WilTel for breach of the agreement, seeking damages of approximately $5.7 million against WilTel. WilTel responded to the suit on March 26, 2004 with its answer and two counterclaims, neither of which sought money damages. WilTel requested a declaration that we breached the agreement first, and that WilTel was therefore not liable for any damages and/or excused from performing its obligations under the agreement. Additionally, during the first quarter of fiscal year 2004, WilTel informed us of its decision to cancel the consulting agreement, which eliminated their obligation to purchase additional consulting services from us during 2004 (and reduced our damage claim), but which triggered a termination fee payable to us.

Pursuant to the terms of the settlement agreement, neither party has admitted any liability for the claims made against them and WilTel has agreed to make a settlement payment to us on October 1, 2004, in the amount of $2 million to settle all claims and disputes arising under the consulting services agreement. TMNG has no obligation to render further services to WilTel.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                 THE MANAGEMENT NETWORK GROUP, INC.


Date: August 31, 2004            By:      /S/ Donald E. Klumb
                                          -------------------------------------
                                          Donald E. Klumb
                                          Chief Financial Officer and Treasurer
                                          (Principal Financial Officer
                                          and Principal Accounting Officer)